Exhibit 99.1









FOR IMMEDIATE RELEASE


                  NL ANNOUNCES RECEIPT OF TENTATIVE TAX REFUND


HOUSTON, TEXAS -- May 31, 1994 -- NL Industries, Inc. (NYSE:NL) announced that its wholly-owned subsidiary, Kronos International, Inc., has received from the German tax authorities approximately DM 170 million ($103 million), including interest, as a partial payment on a tentative basis, of the Company's claims for income tax refunds. The Company expects to apply substantially all of the refund to reduce the outstanding amount of its DM revolving credit facility. As a result of this reduction in its outstanding indebtedness, the Company's annual interest costs should be reduced by approximately DM 10 million ($6 million) at current interest rates.

As previously reported, certain of the Company's German income tax returns in Germany are being examined. In April 1994, the German tax authorities withdrew certain tax claims and agreed to remit the Company's claims for refunds while the examination of its returns continues, and in return the Company granted a lien on certain German assets. The timing and amount of future assessments proposing additional tax deficiencies remain uncertain while the examination continues. Other than a reduction in the Company's interest expense, receipt of this tentative refund should not have a significant effect on income and the Company believes that it has adequately provided accruals for additional income taxes and related interest expense which may ultimately result from the examination of its German tax returns.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.


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